Virchow, Krause & Company, LLP
Certified Public Accountants & Consultants
7900 Xerxes Avenue South, Suite 2300
Bloomington, MN 55431-1115
612/835-1344
FAX 612/835-5845



Securities and Exchange Commission
Washington, DC  20549

We were previously the independent accountants for Minnesota American, Inc.
(MNAC). Following the merger of MNAC with CorVu Corporation on January 14, 2000, we are dismissed as independent accountants of MANC. MNAC changed its name in the merger to "CorVu Corporation" (CorVu).

We have read CorVu's statements included under Part II, Item 3 of its Form 10-SB as amended, and we agree with such statements.

                         VIRCHOW, KRAUSE & COMPANY, LLP


                         /s/ Virchow, Krause & Company, LLP


Bloomington, Minnesota
May 2, 2000